Exhibit 99.1

Company Contacts:
Stoney M. (“Mit”) Stubbs, Jr., CEO
F. Dixon McElwee, Jr., CFO
Email: ir@ffex.net
(214) 630-8090

Frozen Food Express Reports Third Quarter 2005 Results
--Net Income Rises 41% on 12% Revenue Gain--

Dallas, Texas - October 24, 2005 - Frozen Food Express Industries, Inc. (Nasdaq: FFEX) today announced its financial and operating results for the three and nine month periods ended September 30, 2005.

For the quarter ended September 30, 2005, total revenue increased 11.7%, to $137.5 million from $123.1 million during the same quarter of 2004. Third quarter 2005 total revenue included fuel surcharges of $18.7 million, compared to $8.0 million for the same quarter of 2004.

Operating income during 2005’s third quarter gained 83.2% to $8.9 million from $4.8 million during the same period of 2004. Net income increased 41.4%, to $5.0 million or $.26 per diluted share as compared to $3.5 million or $.20 per diluted share during the comparable period of 2004.

Third quarter 2005 results were favorably impacted by higher freight rates, lower claims costs due to improved experience levels in number and severity of incidents, and incremental gains on the sale of equipment which were partially offset by a higher effective tax rate in the period.

For the nine months ended September 30, 2005, total revenue increased 9.2%, to $382.2 million from $350.2 million during the comparable period of 2004. Total revenue during the first nine months of 2005 included fuel surcharges of $43.5 million, compared to $20.2 million during the same period of 2004.

Operating income for the first nine months of 2005 increased 55.8% to $20.5 million from $13.2 million in the comparable period of 2004. Net income for the nine months ended September 30, 2005 was $14.1 million or $0.75 per diluted share as compared to $9.0 million or $0.50 per diluted share during the comparable period of 2004.

Chairman and CEO, Stoney M. Stubbs, Jr. commented, “Our strong performance in 2005’s third quarter reflected the continued favorable pricing environment and effective management of our fuel surcharge programs allowing us to offset dramatic increases in fuel costs. Linehaul mileage was down for the quarter due to the nature of the tasks associated with hurricane clean-up efforts, but we posted operating income gains due to strong demand for our dedicated fleet and special project services and the addition of some higher margin services to the overall revenue mix. The special projects included $1.9 million associated with services provided in the aftermath of Hurricanes Katrina and Rita. All of these factors contributed to a freight operating ratio of 93.7%, an improvement of 240 basis points as compared to the third quarter of 2004.

“Our management team remains committed to improving key performance indicators in truckload operations. Our sales and operations group continues to offer the highest level of service to our customer, which enables us to improve our freight pricing. Our average truckload linehaul revenue per loaded mile increased 9.9% to $1.55 from $1.41 during the same period last year.

“Our Less-than-truckload (LTL) operation which comprised 32.0% of our total linehaul and dedicated freight revenue for the third quarter 2005 enjoyed revenue growth of 6.3% to $35.5 million from $33.4 million during the comparable period of 2004. Total LTL volume increased 3.0% to 2.4 million hundredweight during the third quarter of 2005 as compared to the same quarter of 2004,” continued Mr. Stubbs.

“Our company continues to face challenges associated with driver retention, rising cost of fuel, and maintaining balance of capacity over regions of our freight network. We have a number of ongoing initiatives to improve our performance. We reduced employee driver turnover by 22% as compared to the same quarter of last year. We intend to aggressively pursue additional compensation for deadhead miles while we tighten our freight network. In addition, we remain focused on increasing higher margin service offerings, including dedicated service and non-asset based intermodal transportation.

“Regarding asset productivity and revenue growth, we are meeting with customers to review specific lane profitability enabling us to achieve targeted return on investment criteria. Our revenue per truck per week, which is our measure of productivity, increased 6.2% to $3,706 as compared to $3,491 during the same quarter of 2004.

“Finally, we believe that to sustain competitive advantage our company needs to continue its progress in improving equipment utilization, increase density levels inside our defined network, and use technology to tighten our freight network. While we had a good quarter and we are trending in the right direction on a number of our key metrics, we fully recognize that there is much to be done and will continue our efforts to improve performance,” concluded Mr. Stubbs.

Conference Call and Web Cast
FFEX will hold a telephonic conference call tomorrow morning, October 25th at 10 am Central Time (11 am Eastern Time) to discuss the three months and nine months 2005 operating results. Individuals wishing to participate in the conference call may do so by dialing (800) 798-2864 for domestic (617) 614-6206 for international calls and entering the pass code 57001288 prior to the beginning of the call. There will also be a live web cast of the conference call that can be accessed by clicking on the web cast icon http://www.ffex.net. A replay of the web cast will be available on the company’s website or by telephone at (888) 286-8010 for domestic calls and (617) 801-6888 for international calls for 30 days following the live web cast. The pass code for the replay will be 54309367.

About FFEX
Frozen Food Express Industries, Inc. is the largest publicly-owned, temperature-controlled carrier of perishable goods (primarily food products, health care supplies and confectionery items) on the North American continent. Its services extend from Canada, throughout the 48 contiguous United States, and into Mexico. The refrigerated trucking company is the only one serving this market that is full-service - providing full-truckload, less-than-truckload and dedicated fleet transportation of refrigerated and frozen products. Its refrigerated less-than-truckload operation is also the largest on the North American continent. The company also provides full-truckload transportation of non-temperature-sensitive goods through its non-refrigerated trucking fleet, American Eagle Lines. Additional information about Frozen Food Express Industries, Inc. can be found at the company’s web site, http://www.ffex.net.

Forward-Looking Statements
This report contains information and forward-looking statements that are based on management’s current beliefs and expectations and assumptions which are based upon information currently available. Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as “will”, “could”, “should”, “believe”, “expect”, “intend”, “plan”, “schedule”, “estimate”, “project”, and similar expressions. These statements are based on current expectations and are subject to uncertainty and change.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

Among the key factors that are not within management’s control and that may have a bearing on operating results are demand for the company’s services and products, and its ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor, the ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the company operates, operational risks and insurance, risks associated with the technologies and systems used and the other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission.

FROZEN FOOD EXPRESS INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Condensed Statements of Income
For the Three and Nine Months Ended September 30,
(In thousands, except per-share amounts)
(Unaudited)

	Three Months		Nine Months
	2005	2004	2005	2004
Revenue
Freight revenue	$135,136	$120,531	$374,258	$341,766
Non-freight revenue	2,403	2,590	7,990	8,424
	137,539	123,121	382,248	350,190
Costs and expenses
Salaries, wages and related expenses	33,892	31,257	97,146	90,937
Purchased transportation	32,190	30,704	93,361	93,397
Fuel	22,862	15,990	58,671	43,546
Supplies and expenses	17,006	16,241	48,073	42,319
Revenue equipment rent	8,150	7,765	22,228	23,903
Depreciation	4,888	4,827	16,203	14,317
Communications and utilities	1,087	1,020	3,013	2,936
Claims and insurance	4,293	5,598	10,881	11,396
Operating taxes and licenses	1,218	1,197	3,420	3,488
Gains on sale of equipment	(923)	(415)	(3,573)	(1,380)
Miscellaneous operating expenses	1,959	1,626	4,844	4,289
	126,622	115,810	354,267	329,148
Non-freight costs and operating expenses	2,042	2,466	7,482	7,888
	128,664	118,276	361,749	337,036
Income from operations	8,875	4,845	20,499	13,154

Interest and other expense (income)	517	(516)	(2,838)	(669)

Income before income tax	8,358	5,361	23,337	13,823
Income tax provision	3,382	1,841	9,255	4,871
Net income	$4,976	$3,520	$14,082	$8,952

Net income per share of common stock
Basic	$0.28	$0.20	$0.79	$0.52
Diluted	$0.26	$0.20	$0.75	$0.50

Weighted average shares outstanding
Basic	17,944	17,235	17,817	17,196
Diluted	18,873	17,971	18,791	17,926

FROZEN FOOD EXPRESS INDUSTRIES, INC. AND SUBSIDIARIES Operating Statistics Three and Nine Months Ended September 30,
	Three Months		Nine Months
Freight revenue from [a]:	2005	2004	2005	2004
Full-truckload linehaul services	$67.9	$64.6	$200.6	$194.2
Dedicated Fleets	7.7	6.1	18.6	14.4
Total full-truckload	75.6	70.7	219.2	208.6
Less-than-truckload (“LTL”) services	35.5	33.4	95.6	91.1
Fuel surcharges	18.7	8.0	43.5	20.2
Freight brokerage	3.8	7.1	11.7	17.4
Equipment rental	1.5	1.3	4.3	4.5
Total freight revenue	135.1	120.5	374.3	341.8
Freight operating expenses	126.6	115.8	354.3	329.1
Income from freight operations	$8.5	$4.7	$20.0	$12.7
Freight operating ratio [b]	93.7%	96.1%	94.7%	96.3%

Total full-truckload revenue	$75.6	$70.7	$219.2	$208.6
LTL revenue	35.5	33.4	95.6	91.1
Total linehaul and dedicated fleet revenue	$111.1	$104.1	$314.8	$299.7
Weekly average trucks in service	2,281	2,269	2,282	2,289
Revenue per truck per week [c]	$3,706	$3,491	$3,537	$3,345
Statistical and revenue data [d]:
Full-truckload total linehaul miles [e]	48.8	50.5	147.2	155.7
Full-truckload loaded miles [e]	43.7	45.7	132.3	141.3
Full-truckload empty mile ratio [f]	10.4%	9.5%	10.1%	9.2%
Full-truckload linehaul revenue per total mile	$1.39	$1.28	$1.36	$1.25
Full-truckload linehaul revenue per loaded mile	$1.55	$1.41	$1.52	$1.37
Full-truckload linehaul shipments [g]	45.9	46.2	139.5	142.5
Full-truckload loaded miles per shipment	952	989	948	992
LTL hundredweight [g]	2,352	2,284	6,502	6,326
LTL linehaul revenue per hundredweight	$15.09	$14.62	$14.70	$14.40

Tractors in service as of September 30	2,314	2,283	2,314	2,283
Trailers in service as of September 30	4,378	4,244	4,378	4,244
Average age of tractors (in years)	1.8	2.1	1.8	2.1
Non-driver employees as of September 30	1,024	996	1,024	996

Notes:
a)	Revenue amounts are stated in millions of dollars. The totals presented in the table may not agree to the amounts shown in the accompanying statement of income due to rounding.
b)	Freight operating expenses divided by total freight revenue.
c)	Total linehaul and dedicated fleet revenue divided by number of weeks in period divided by average trucks in service.
d)
The year-to-date and quarterly data presented in the table for the third quarters of 2005 and 2004 reflect changes in the manner in which data regarding the numbers of miles, shipments and hundredweight is tabulated.  Accordingly, the addition of the quarterly data presented in the table to the year-to-date data reported in previous reports will not necessarily agree with the year-to-date data reported in this table.

e)	In millions.
f)	One minus the quotient of full-truckload loaded miles divided by full-truckload total linehaul miles.
g)	In thousands.